UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Veritex Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 11, 2021

Dear Veritex Holdings, Inc. Shareholders:

We are writing to ask for your support at the 2021 Annual Meeting of Shareholders of Veritex Holdings, Inc. (“we,” “us,” “our,” “the Company” or “Veritex”) in voting in accordance with the recommendations of the Company’s Board of Directors (the “Board”) on all proposals included in our 2021 Annual Meeting Proxy Statement (the “proxy statement”). In particular, we request your support on Proposal 1, the election of 13 director nominees to serve on the Board.

Election of the Board of Directors

Mr. Manuel J. Mehos, while receiving the required plurality vote, received the support of less than a majority of the votes cast at our 2020 Annual Meeting of Shareholders. We have considered carefully Mr. Mehos’ role in our organization and believe he is an extremely valuable asset to our business and our Board. Mr. Mehos joined our Board in 2019 in the wake of our acquisition of Green Bancorp, Inc. (“Green”). Mr. Mehos has an extensive professional experience in the banking industry, including previous service as a director of two publicly traded companies and as a director on the board for Federal Home Loan Bank of Dallas, the Texas Finance Commission, the Texas Savings & Community Bankers Association and America’s Community Bankers. Mr. Mehos has contributed significantly to the success of our business, including our continued strong earnings and loan growth during 2020 and the beginning of 2021.

As noted in our proxy statement, Mr. Mehos previously served as Chairman and Chief Executive Officer of Green and Mr. Ellis previously served as Vice Chairman of Green, prior to our acquisition of Green. The Board believes that each of Mr. Mehos and Mr. Ellis are independent under Nasdaq listing standards and that each of the directors are capable of exercising independent judgment in their position as directors and in fulfilling all of their responsibilities as members of various Board committees.

Moreover, Veritex has used its acquisitions to attract highly accomplished Board members and employees, selecting the most qualified directors of the acquired institutions to join the Veritex Board. We do not believe serving as the Chairman and Chief Executive Officer or Vice Chairman of an entity that Veritex acquired in January 2019 should affect a director’s ability to act in the best interests of Veritex’s shareholders and oversee management objectively in 2021. In fact, our experience is that those directors who have joined Veritex from acquired companies feel very strongly that they have a great responsibility to Veritex’s shareholders, including those shareholders of the acquired company, and perform their duties on the Board with great focus and commitment. Mr. Mehos and Mr. Ellis certainly have done so during their tenure on our Board. Further, Mr. Mehos and Mr. Ellis collectively hold over 882,000 shares of Company common stock, representing the two largest individual investors on the Board, demonstrating the alignment of Messrs. Mehos’ and Ellis’ interests with shareholders generally and their commitment to Veritex’s continued growth.

Finally, as noted above, Mr. Mehos has a strong background in the banking industry, as does Mr. Ellis, who, prior to his tenure with Green, founded Patriot Bancshares, Inc. and held senior executive positions with several other financial institutions, including Texas Regional President for Union Planters Bank in Houston and Senior Vice President Regional Retail Banking Manager for BB&T in Washington, D.C. Mr. Mehos and Mr. Ellis bring valuable contributions to the Board and provide the highly effective supervision that shareholders should expect in a well-managed institution with effective corporate governance.

We continue to believe that all of our director nominees are extremely valuable members of the Veritex community, and that their diverse backgrounds and professional histories bring a wealth of knowledge and perspective to our Board’s discussions.

For the foregoing reasons, we ask that you vote “FOR” the election of all 13 of our director nominees to our Board of Directors.

The Board takes these matters seriously and encourages shareholders with any questions regarding these matters to call 972-349-6132, to schedule a call to discuss any concerns with management.

Thank you for your consideration. Your support is important to us.

Sincerely,
John T. Sughrue
                            Chair of the Corporate Governance
                            and Nominating Committee